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                                                                    Exhibit 23.2



                          Independent Auditors' Consent




The Board of Directors
First Essex Bancorp, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-4 of Sovereign Bancorp, Inc. of our report dated January 16, 2003, with respect to the consolidated balance sheet of First Essex Bancorp, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of First Essex Bancorp, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement. Our report refers to a change in the accounting for goodwill and other intangibles.


                                                  /s/ KPMG LLP

Boston, Massachusetts
September 5, 2003